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Exhibit 21.1

List of Subsidiaries

All subsidiaries of Janus Capital Group Inc. listed below are included in the consolidated financial statements unless otherwise indicated.

Organization	Percentage of Ownership	State or Other Jurisdiction of Incorporation
Bay Isle Financial LLC(1)	100	Delaware
Berger Financial Group LLC(2)	100	Nevada
Enhanced Investment Technologies, LLC(1)	83	Delaware
Janus Capital Management LLC(3)(4)	95	Delaware
Janus Capital Trust Manager Limited(5)	100	Ireland
Janus Distributors LLC(2)	100	Delaware
Janus Holdings Corporation(3)	100	Nevada
Janus International (Asia) Limited(5)	100	Hong Kong
Janus International Limited(5)	100	U.K.
Janus International Holding LLC(6)	100	Nevada
Janus Management Holdings Corporation(3)	100	Delaware
Janus Services LLC(2)	100	Delaware
Perkins, Wolf, McDonnell and Company, LLC*	30	Delaware
Capital Group Partners, Inc.(3)	100	New York

*
Unconsolidated Affiliate, Accounted for Using the Equity Method
(1)
Subsidiary of Berger Financial Group LLC
(2)
Subsidiary of Janus Capital Management LLC
(3)
Subsidiary of Janus Capital Group Inc.
(4)
95% owned by Janus Capital Group Inc. and 5% owned by Janus Management Holdings Corporation
(5)
Subsidiary of Janus International Holding LLC
(6)
Subsidiary of Janus Holdings Corporation

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  Exhibit 21.1